Exhibit 99.1

Media contact:	Charles Keller 612-678-7786 Charles.r.keller@ampf.com

Stockholder Contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com

Tri-Continental Corporation Holds 79th Annual Meeting of Stockholders

Baltimore, Maryland, June 9, 2009—Today, Tri-Continental Corporation (the “Corporation”) (NYSE: TY) held its 79th Annual Meeting of Stockholders (the “Meeting”) in Baltimore, Maryland. Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors on each of the three proposals at the Meeting.

Stockholders elected four Directors at the Meeting. The newly elected Directors are Kathleen A. Blatz, Pamela G. Carlton, Alison Taunton-Rigby and William F. Truscott, whose current terms would have expired at the Meeting. Their new terms will expire at the Corporation’s 2012 annual meeting of stockholders. Stockholders also ratified the selection of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2009. Stockholders voted against a stockholder proposal relating to cumulative voting in the election of directors.

The net asset value of shares of the Corporation may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objective, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objective, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or RiverSource Service Corporation at 800 221-2450. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation’s investment objective will be met, and you could lose money.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY